EXHIBIT 99.1

Omeros Corporation Reports Second Quarter 2017 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – August 8, 2017 – Omeros Corporation (NASDAQ: OMER), a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the second quarter ended June 30, 2017, which include:

•	2Q 2017 total and OMIDRIA® revenues were $17.2 million. Revenues from OMIDRIA sales rose 40% from 1Q 2017 and 71% from the prior year’s second quarter.

•	OMIDRIA units shipped by wholesalers (“sell-through”) increased 34% over 1Q 2017 and 113% over 2Q 2016.

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Net loss in 2Q 2017 was $14.4 million, or $0.33 per share, which included $4.3 million ($0.10 per share) of non-cash expenses. Net loss in the prior year’s second quarter was $12.6 million or $0.32 per share, which included $3.2 million ($0.08 per share) of non-cash expenses.

•	FDA granted OMS721 breakthrough therapy and orphan drug designations in immunoglobin A (IgA) nephropathy.

•	Initiated OMS721 Phase 3 clinical program in IgA nephropathy; Phase 3 trial is expected to begin later this year.

“OMIDRIA posted a strong quarter as revenues continue to grow across all sectors of our market – ASCs, community hospitals and academic centers – and from both new and existing accounts,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “This was also a watershed quarter for OMS721, our MASP-2 inhibitor, and the Omeros team is highly focused on securing regulatory approval for the first of multiple indications and making this drug available to patients as quickly as possible. OMS721 was granted breakthrough therapy and orphan drug designations from FDA in IgA nephropathy, which joined aHUS as a Phase 3 clinical program. OMS721 in patients with stem cell transplant-associated TMA has generated impressive data and is slated to enter Phase 3 later this year. On top of our clinical trial successes for OMS721, we are excited about the progress of our other pipeline programs, including the near-term prospects for our PDE7 inhibitor OMS527 for addictions and compulsive disorders, which is planned to enter the clinic in early 2018.”

Second Quarter and Recent Highlights and Developments

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Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of thrombotic microangiopathies (TMAs), including atypical hemolytic uremic syndrome (aHUS) and hematopoietic stem cell-associated TMA (HSCT-TMA), and for the treatment of complement-related renal diseases, including IgA nephropathy, include:

o

In June, Omeros announced that the FDA granted breakthrough therapy designation to OMS721 for the treatment of IgA nephropathy. Breakthrough therapy designation was granted based on data from Omeros’ Phase 2 clinical trial evaluating OMS721 in patients with IgA nephropathy and other kidney diseases. In August, the company announced that the FDA granted orphan drug designation to OMS721 for the treatment of IgA nephropathy. In addition, in Europe the company is pursuing orphan designation and Priority Medicines (PRIME) designation for the treatment of IgA nephropathy.

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Omeros is pursuing from the FDA breakthrough therapy designation for OMS721 in HSCT-TMA and accelerated approval for OMS721 in one or more of the indications in development, including aHUS. The FDA has already granted fast track designation for OMS721 in patients with aHUS and orphan designation for OMS721 in patients with complement-mediated TMAs, including aHUS and HSCT-TMA.

o

The company reported data from its Phase 2 clinical trial of OMS721 for the treatment of IgA nephropathy and other kidney diseases at the 54th European Renal Association-European Dialysis and Transplant Association (ERA-EDTA) Congress in Madrid, Spain.

o

Following a successful meeting with FDA regarding positive OMS721 Phase 2 clinical data in patients with IgA nephropathy, Omeros initiated its Phase 3 program for OMS721 in this indication. Discussions are ongoing with FDA and the Phase 3 clinical trial is expected to begin later this year.

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Omeros filed an OMIDRIA supplemental NDA (sNDA) to the FDA to fulfill the Agency’s post-marketing requirement for a pediatric clinical trial. By successfully completing the trial and filing the sNDA, Omeros expects to expand the drug’s indication and label to include use of OMIDRIA in children and to receive an additional six months of marketing exclusivity for OMIDRIA.

Financial Results

For the quarter ended June 30, 2017, total revenues were $17.2 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $10.0 million for the same period in 2016. On a sequential quarter-over-quarter basis, OMIDRIA revenue grew $4.9 million, or 40%, and units sold by the company’s wholesalers to ambulatory surgery centers and to hospitals (“sell-through”) increased 34%. The quarter-over-quarter increases in OMIDRIA revenue and units sold are due to both an increase in the number of customers purchasing OMIDRIA and increased penetration into existing customer accounts.

Total costs and expenses for the three months ended June 30, 2017 were $29.1 million compared to $20.9 million for the same period in 2016. The increase in the current year quarter was primarily due to increased clinical research and development costs associated with OMS721, Omeros’ MASP-2 product candidate in Phase 3 and Phase 2 clinical programs, and the filing fee required upon the company’s submission of the supplemental NDA associated with Omeros’ post-marketing OMIDRIA pediatric trial to the FDA. Legal costs associated with the Par lawsuit and increased employee-related costs also contributed to the increase.

Interest expense for the three months ended June 30, 2017 was $2.7 million as compared to $1.9 million in the prior year second quarter. The increase is due to incremental funds borrowed by the company in 2016.

For the three months ended June 30, 2017, Omeros reported a net loss of $14.4 million, or $0.33 per share, which included non-cash expenses of $4.3 million ($0.10 per share). This compares to the prior year’s second quarter where Omeros reported a net loss of $12.6 million, or $0.32 per share, which included non-cash expenses of $3.2 million ($0.08 per share).

As of June 30, 2017, the company had $29.7 million of cash and cash equivalents available for operations, a decrease of $4.0 million from March 31, 2017, and $5.8 million in restricted cash. Omeros has the ability to borrow an additional $25.0 million at its election, and potential access to an additional $20.0 million, from the company’s existing lender.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 65217569. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 65217569.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Part of its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3%, was broadly launched in the U.S. in April 2015. OMIDRIA is the first and only FDA-approved drug (1) for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain and (2) that contains an NSAID for intraocular use. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a proprietary G protein-coupled receptor (GPCR) platform and controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,”

“predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$17,151	$10,004	$29,408	$17,250
Grant revenue	—	—	—	173
Total revenue	17,151	10,004	29,408	17,423
Costs and expenses:
Cost of product sales	157	327	429	654
Research and development	13,137	10,231	25,377	25,665
Selling, general and administrative	15,796	10,375	28,267	21,485
Total costs and expenses	29,090	20,933	54,073	47,804
Loss from operations	(11,939)	(10,929)	(24,665)	(30,381)
Interest expense	(2,723)	(1,857)	(5,386)	(3,232)
Other income (expense), net	303	174	603	462
Net loss	$(14,359)	$(12,612)	$(29,448)	$(33,151)
Basic and diluted net loss per share	$(0.33)	$(0.32)	$(0.67)	$(0.86)
Weighted-average shares used to compute basic and diluted net loss per share	44,037,471	39,178,547	43,933,022	38,747,816

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$29,667	$45,331
Working capital	28,340	44,191
Restricted cash and investments	5,835	5,835
Total assets	60,354	67,278
Total current liabilities	24,753	16,071
Notes payable and lease financing obligations	81,761	79,710
Accumulated deficit	(499,335)	(469,887)
Total shareholders’ deficit	(54,850)	(37,447)